VCA ANTECH, INC. ANNOUNCES
          REFINANCING OF SENIOR CREDIT FACILITY - LOWERS INTEREST RATE
                        BY 50 BASIS POINTS TO LIBOR +175

     LOS ANGELES, CALIFORNIA, DECEMBER 1, 2004 - VCA ANTECH, INC. (NASDAQ NM
SYMBOL: WOOF) announced today that it has refinanced its senior credit facility. The $223.9 million of total outstanding senior term E notes were replaced with new senior term F notes in the same amount, priced at LIBOR plus 175 basis points, resulting in a 50 basis point reduction in the interest rate.

     Bob Antin, Chairman and CEO, stated, "I am pleased that as a result of our strong operating performance and the outstanding efforts of Goldman Sachs and Wells Fargo, we were able to lower our interest rate by 50 basis points."

     In conjunction with the refinancing of its senior credit facility, the Company expects to incur debt retirement costs in the fourth quarter of 2004 related to the write-off of certain deferred financing costs and other related expenses. The Company is still evaluating these costs and the foregoing excludes any related impact.

                    DETAIL OF REFINANCED DEBT ($ in millions)

                     RETIRED DEBT                 NEW DEBT

    DESCRIPTION              BALANCE      RATE        BALANCE        RATE
    Senior Term E Notes      $223.9      L +225          -             -
    Senior Term F Notes        -            -         $223.9        L +175

    Revolver (unused)        $ 50.0      L +250       $ 50.0        L +250

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate National PetCare Centers, Inc. into the Company's existing operations and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of the Company's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    Media contact:    Tom Fuller, Chief Financial Officer
                      (310) 571-6505



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